Exhibit 5

[LETTERHEAD OF DONALD T. LOCKE APPEARS HERE]

April 6, 2005

Board of Directors
Nano-Proprietary, Inc.
3006 Longhorn Boulevard
Austin, Texas 78758

Gentlemen:

I am acting as counsel to Nano-Proprietary, Inc., a Texas corporation (the "Company"), in connection with the proposed offer and sale by certain selling shareholders of up to 9,317,760 shares of the Company's common stock.

In my capacity as counsel to the Company, I have participated in the preparation of the Registration Statement on Form S-8 of the Company with respect to the offer and sale of the common stock underlying stock options to be filed with the Securities and Exchange Commission under the Securities Act of 1933, and the General Rules and Regulations thereunder. Capitalized terms used therein shall have the meanings ascribed to them in the Registration Statement.

In connection with the opinions expressed below, I have examined a signed copy of the Registration Statement, corporate records of the Company (on which I have relied with respect to the accuracy of the material factual matters covered thereby), and such other documents as I have deemed necessary or appropriate for purposes of the opinions expressed below.

Based on the foregoing and subject to the qualifications and limitations set forth below, I am of the opinion that the shares of common stock to be issued pursuant to the options are validly authorized and, when such shares have been duly delivered against payment as provided in the options, such shares shall be validly issued, fully paid and nonassessable.

My opinion is limited in all respects to the substantive law of the State of Texas and the federal law of the United States, and I assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction. The opinion expressed in this letter is rendered as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any changes in or new developments which might affect matters or opinions set forth herein.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the statement made regarding me under the caption "Legal Opinions" in the prospectus included in the Registration Statement.

Very truly yours, /s/ Donald T. Locke Donald T. Locke